                                                                      Exhibit 12

                  Statement of Computation of Earnings to
                 Fixed Charges and Preferred Stock Dividends

                                            Six Months Ended
                                                June 30,
                                           --------------------                 6/19/97
                                             1999        1998      12/31/98    12/31/97
                                           --------    --------    --------    --------
Net income                                 $  2,555    $  2,679    $  5,250    $  1,367

Fixed Charges
                                           --------    --------    --------    --------
 Advisory Fees                                  100         100         200          50
                                           --------    --------    --------    --------

Earnings before fixed charges              $  2,655    $  2,779    $  5,450    $  1,417
                                           ========    ========    ========    ========

Fixed charges as above                          100         100         200          50
Preferred stock dividends                     1,738       1,738       3,476         859
                                           --------    --------    --------    --------
Fixed charges including preferred
stock dividends                            $  1,838    $  1,838    $  3,676    $    909
                                           ========    ========    ========    ========

Ratio of earnings to fixed charges
and preferred stock dividend
requirements                                   1.44        1.51        1.48        1.56
                                           ========    ========    ========    ========